EXHIBIT 21

                                  SUBSIDIARIES

Koala International Wireless Inc. wholly owns and operates the following subsidiaries:

COMPANY             STATE/PROVINCE OF INCORPORATION  DATE OF INCORPORATION
                    -------------------------------  ---------------------
Urbanesq.com, Inc.  Ontario, Canada                      August 25, 2000
------------------  -------------------------------  ---------------------